EXHIBIT 10-H

First International Capital
55 Dorrance Street
Providence, RI 03903 U.S.A.
401-553-2400 Telephone
401-553-2402 Facsimile
www.upscapital.com

                                                     First International Capital
                                                           A UPS Capital Company

March 13, 2002

Laser Fare, Inc.
Clifford G. Brockmyre, II, President
One Industrial Drive South
Smithfield, RI 02917

Dear Mr. Brockmyre:

First International Capital ("First International") has approved your request to waive the below referenced loan covenant violations for the year ended 12/31/01. These covenants are outlined in the Loan Agreements dated 12/21/95 and 12/23/99 between First International and Laser Fare, Inc. This waiver is granted exclusively for the company's FYE 12/31/01.

o The Company's "debt-to-tangible net worth ratio" was 10.79x at 12/31/01. This violated the Loan Agreements, which state that the company's debt-to-tangible net worth ratio shall not exceed 10.0x.

o The company acquired $362,000 of fixed assets, which were not financed, in fiscal year 2001. This violated the Loan Agreements, which state that non-financed fixed asset expenditures are limited to $100,000 per annum for a five year period.

By waiving the above referenced covenant violations for the year ended 12/31/01, First International does not consent to any future waivers of covenant violations contained in the Loan Agreements. First International reserves all of its rights and remedies in the loan documents between First International and Laser Fare, Inc.

Sincerely,


/s/ Ronald A. Palumbo
---------------------------
Ronald A. Palumbo
Loan Officer

c: Tim McPoland